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                                                            Exhibit 99.2






Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
(Ofc.) 513-603-2074    Cell: 513-703-7372
cindy.denney@ocas.com



For Immediate Release

                         OHIO CASUALTY CORPORATION
                 ANNOUNCES INCREASE IN QUARTERLY DIVIDEND


FAIRFIELD, OHIO, FEBRUARY 16, 2006 --- The Directors of Ohio Casualty Corporation (NASDAQ:OCAS) today declared a $.03 increase in the regular quarterly dividend to $.09 per share, payable March 10, 2006, to shareholders of record on March 1, 2006.

"We are pleased to be able to increase our quarterly dividend by 50 percent," commented Corporation President and CEO Dan R. Carmichael, CPCU. "This action reflects our positive outlook due to our strong capital position and solid operating performance over the last several years."


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Groupr. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of December 31, 2005.

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